Exhibit 10.9


                              EMPLOYMENT AGREEMENT


             This Agreement is entered into this 29th day of February 1996, between EuroAmerican Group, Inc., a Delaware corporation with offices at 50 Broad Street, Suite 516, New York, New York, (herein called the "Company") and Alexis Charamis (herein called "Employee").

             Whereas, Company is engaged in the business of distributing financial and securities data and other devices to clients in the United States and Europe; and

             Whereas the Employee is experienced in sales and marketing in the financial and securities industry generally and in particular with respect to data of the type offered by the Company; and

             Whereas the Company desires that Employee serve as an executive of the Company and Employee is willing to accept such employment.

             Now, therefore, in consideration of the mutual covenants of the parties herein made, it is hereby agreed:

   1.   Employment and Duties.

        The Company hereby agrees to employ the Employee and the Employee hereby accepts employment as the Chief Executive Officer of the Company and agrees to devote substantially all of his business time and efforts to the diligent and faithful performance of his duties in such position under the direction of the Board of Directors of the Company.

   2.   Term of Employment.

        Unless sooner terminated as hereinafter provided, the term of Employee's employment hereunder shall commence as of November 1, 1995 and shall continue for an initial period of two (2) years.

   3.   Compensation.

        (a) As compensation for his services, Employee shall be paid a base salary of One Hundred Twenty Thousand Dollars ($120,000) payable in part cash and in part option to acquire shares of the Company as follows: (i) Eighty Thousand Dollars ($80,000.00) in equal installments in accordance with the Company's usual practice, and (ii) options to acquire Twenty Thousand (20,000) shares of Series A Preferred Stock of the Company at an exercise price of $.01 per share in equal installments on a quarterly or other periodic basis as may be determined by the Company; provided that, after the first year of the term of this Agreement, the parties shall endeavor to negotiate an appropriate salary adjustment to reflect the growth and profitability of the Company. Employee shall also receive all other benefits generally available to executive officers of the Company from time to time, including without limitation, four weeks' vacation, life insurance, expense accounts, company car and medical benefits.

        (b) Employee also shall receive incentive compensation of an amount equal to five percent of annual net profit, calculated on a calendar year basis and payable promptly after closing of each year's books; provided that for such purposes "net profit" shall be determined on a before tax basis without deduction for any amounts expended by the Company in such year on research or development in excess of $80,000, and provided further than in the event net profit (as computed on such basis) exceeds $1,000,000 in any year, the incentive compensation to be paid in respect of such excess shall be four percent thereof.

        (c) In the event of a sale of the Company or substantially all its assets, Employee shall be paid upon the closing thereof a bonus determined in accordance with the following:

             (i) $250,000 for a sale on the basis of a price equivalent to at least 75 cents per share, but less than $1.00.

             (ii) $500,000 for a sale on the basis of a price equivalent to at least $1.00 per share, but less than $1.25.

             (iii) $750,000 for a sale on the basis of a price equivalent to at least $1.25 per share.

   For determination of the foregoing, appropriate adjustment shall be made in respect of any dilution occurring after January 1, 1996, excluding the conversion of the Series A Preferred Stock and any shares issued in conjunction with the conversion of outstanding options and warrants issued as of the date of this contract.

   4.   Covenants and Conditions.

        (a) Employee will acquire information and knowledge respecting the intimate and confidential affairs of the Company in the various phases of its business. Accordingly, employee agrees that he shall not at any time use for himself or disclose to any person not employed by the Company any such knowledge or information heretofore acquired or acquired during the term of his employment hereunder.

        (b) Employee agrees that all memoranda, notes, records, papers or other documents and all copies thereof relating to the Company's operations or business, some of which may be prepared by him, and all objects associated therewith (such as models and samples) in any way obtained by him during the course of his employment with the Company shall be the Company's property. Employee shall not, except for Company use, copy or duplicate any of the aforementioned documents or objects, nor remove them from the Company's facilities, nor use any information concerning them except for the Company's benefit, either during his employment or thereafter. Employee agrees that he will deliver all of the aforementioned documents and objects that may be in his possession to the Company on termination of his employment, or at any other time on the Company's request, together with his written certification of compliance.


        (c) With respect to all inventive ideas originated or developed by employee for the Company's business while in the employ of the Company, or within the period of one (1) year after the termination of said employment, which relate to projects upon which employee has worked during said employment, or to the business carried on or contemplated by the Company, or as to which employee has acquired information as a result of said employment, and all patents obtained on such inventive ideas:

             (1) Employee agrees to disclose and assign all such inventive ideas and any patents obtained thereon to the Company;

             (2) Employee agrees that all such inventive ideas and any patents thereon shall be the exclusive property of the Company; and

             (3) Employee will at any and all times during and after the term of his employment hereunder furnish such information and assistance, and execute such applications and other documents as may be advisable in the opinion of the Company to obtain both domestic and foreign patents, title to which is to be vested in the Company, and employee gives the Company full and exclusive power to prosecute all such applications and all proceedings in connection therewith.

   5.   Death or Disability of Employee.

        Employee's employment shall terminate immediately upon his death. In the event the employee becomes physically or mentally disabled so as to become unable, for a period of more than 120 consecutive working days or for more than 120 working days in the aggregate during any 12-month period, to perform his duties hereunder, the Company may at its option terminate his employment upon not less than thirty (30) days written notice. The Company's right to terminate employee's employment pursuant to the preceding sentence shall cease in the event the notice of termination provided for therein shall not be given during the period of employee's disability or within ninety (90) days after such disability ceases. In the event of termination, the Company shall be obligated to pay the employee's salary under paragraph 3(a) hereof only through the calendar month in which such termination occurs.

   6.   Termination.

        The Company reserves the right to terminate employee's employment under this agreement should any of the following occur:

        (a) Employee's commission of a felony or any other act abhorrent to the community which a reasonable person would consider materially damaging to the reputation of the Company or its successors or assigns.

        (b) Employee's material breach of or failure to perform his obligations in accordance with the terms and conditions of this agreement.

        (c) A bonus is paid pursuant to Section 3(c) hereof, and notice of termination is given within six (6) months thereof.

   7.   Rights and Obligations of Successors.

        This agreement shall be assignable and transferable by the Company to any subsidiary or affiliate or to any subsidiary or affiliate of Company and shall inure to the benefit of and be binding upon the employee and his heirs and personal representatives and the Company and its successors and assigns.

   8.   Covenant Not To Compete.

        In consideration of the employment hereunder, employee hereby agrees that during the term of his employment by the company and for a period of twelve (12) months after the termination of said employment, employee will not either directly or indirectly own, have a proprietary interest (except for less than 5% of any listed company or company traded in the over-the-counter market) of any kind in, be employed by, or serve as a consultant to or in any other capacity for any firm, other than the Company and its subsidiaries, engaged in financial data delivery to end-users in the New York, London or Frankfurt metropolitan areas (if then served by the Company at the time of such termination) without the express written consent of the Company. Employee agrees that a breach of the covenant contained herein will result in irreparable and continuing damage to the Company for which there will be no adequate remedy at law and in the event of any breach of such agreement, the Company shall be entitled to injunctive and such other and further relief including damages as may be proper. This covenant shall not apply if Company refuses to offer to extend this contract after its expiration.

   9.   Separate Proceedings.

        In the event of any breach of this agreement by the Company, the employee shall be entitled to institute separate proceedings after the close of each calendar year for the collection of amounts owed by the Company in respect of such calendar year.

   10.  Notice.

        All notices, demands and other communications hereunder shall be deemed to have been duly given, if delivered by hand or mailed, certified or registered mail, return receipt requested, or by an express courier service providing for a receipted delivery, addressed as follows:

             (a)  If to the employee:

                  Alexis Charamis
                  5 Milioni Street
                  10673 Athens, Greece

             (b)  If to the Company:

                  EuroAmerican Group, Inc.
                  50 Broad Street,
                  New York, New York 10004

   or to such other address as any of the aforesaid may designate for itself or himself by written notice to the others given from time to time in the manner herein provided.

   11.  Arbitration

        Any and all disputes of whatever nature arising between the parties of this Agreement relating to the terms hereof or the underlying business relationship, including termination thereof, and which are not resolved between the parties themselves, shall be submitted to binding arbitration in New York City, before a single arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Judgment upon the award of the arbitrator may be entered in any court having jurisdiction thereof. Any and all disputes shall be submitted to arbitration hereunder within one year from the date they first arose or shall be forever barred. Arbitration hereunder shall be in lieu of all other remedies and procedures available to the parties, provided that either party hereto may seek preliminary injunctive or other interlocutory relief prior to the commencement or during such proceedings.

             IN WITNESS WHEREOF, the parties have caused their authorized officers to execute this Agreement on the date and year first above written.


                                 EuroAmerican Group



                                 By: /s/




                                 /s/ Alexis Charamis
                                 Alexis Charamis